[MULTIPLIER]   1,000

Part II.  Other information,   Item 6a.

Exhibit 12.1


                      CIRRUS LOGIC, INC.
   STATEMENT REGARDING COMPUTATION OF EARNINGS TO FIXED CHARGES
    (in thousands, except ratio of earnings to fixed charges)


                                                        Three Quarters Ended
                                                        Dec. 26,       Dec. 27,
                                                         1998           1997
                                                      ----------      ---------
Income (loss) before income taxes                     ($166,346)       $34,777

Fixed Charges (1)                                        20,092         23,687
                                                       ---------      ---------
Total earnings and fixed charges                       (146,254)        58,464

Fixed Charges (1)                                        20,092         23,687

Ratio of earnings to fixed charges (2)                      N/A           1.7x
                                                       =========      =========
ADJUSTED FOR MiCRUS AND CIRENT FIXED CHARGES:

Fixed Charges (3)                                        42,784         47,113

Ratio of earnings to fixed charges (4)                      N/A           1.0x
                                                       =========      =========


(1) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs and the portion of rental expense under operating leases deemed by the Company to be representative of the interest factor.
(2) Earnings were inadequate to cover fixed charges for the three quarters ended December 26, 1998 by approximately $166.3 million.
(3) Fixed charges consist of interest expense incurred, including capital leases, amortization of interest costs, portion of rental expense under operating leases deemed by the Company to be representative of the interest factor, interest on capitalized leases and the interest factor associated with operating leases of the Company's MiCRUS and Cirent joint ventures.
(4) Earnings would have been inadequate to cover fixed charges for the three quarters ended December 26, 1998 by approximately $189.0 million.
